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                                                                     EXHIBIT 5.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsor and Trustee of Equity Investor Fund, Select Series, Institutional Holdings Portfolio 2000 Series C,
Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-39296 of our report dated July 19, 2000, relating to the Statement of Condition of Equity Investor Fund, Select Series, Institutional Holdings Portfolio 2000 Series C, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
July 19, 2000